Exhibit 99.1

Caesars Resort Collection, LLC
Quarterly Report For the Three and Nine Months Ended September 30, 2018

CAESARS RESORT COLLECTION, LLC

PART I—FINANCIAL INFORMATION
Item 1. Unaudited Financial Statements
CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents ($56 and $21 attributable to our VIEs)	$500	$1,038
Receivables, net ($9 and $6 attributable to our VIEs)	167	154
Restricted cash	18	3
Due from affiliates, net ($27 and $212 attributable to our VIEs)	27	212
Prepayments and other current assets ($50 and $50 attributable to our VIEs)	119	103
Inventories	13	12
Total current assets	844	1,522
Property and equipment, net ($102 and $88 attributable to our VIEs)	7,573	7,282
Goodwill	1,888	1,616
Intangible assets other than goodwill	1,658	257
Restricted cash	5	10
Prepaid management fees to related parties	146	166
Deferred charges and other ($18 and $1 attributable to our VIEs)	120	80
Total assets	$12,234	$10,933

Liabilities and Member's Equity
Current liabilities
Accounts payable ($79 and $106 attributable to our VIEs)	$223	$185
Due to affiliates, net ($25 and $0 attributable to our VIEs)	28	3
Accrued expenses and other current liabilities ($158 and $163 attributable to our VIEs)	593	570
Interest payable	52	24
Contract liabilities ($73 and $61 attributable to our VIEs)	128	105
Current portion of financing obligations	16	9
Current portion of long-term debt	147	47
Total current liabilities	1,187	943
Financing obligations	1,619	1,120
Long-term debt	6,217	6,245
Long-term debt to related party ($15 and $0 attributable to our VIEs)	15	—
Deferred income taxes	597	366
Deferred credits and other liabilities ($2 and $1 attributable to our VIEs)	130	38
Total liabilities	9,765	8,712
Commitments and contingencies (Note 7)
Member’s equity
CRC member’s equity	2,436	2,178
Noncontrolling interests	33	43
Total member’s equity	2,469	2,221
Total liabilities and member’s equity	$12,234	$10,933

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Revenues
Casino	$421	$336	$1,088	$1,003
Food and beverage	206	203	596	603
Rooms	240	253	723	742
Other revenue	134	136	403	385
Net revenues	1,001	928	2,810	2,733
Operating expenses
Direct
Casino	232	180	583	545
Food and beverage	142	141	403	416
Rooms	81	83	236	245
Property, general, administrative, and other	236	220	668	638
Management fees to related parties	9	10	29	29
Depreciation and amortization	119	145	314	327
Corporate expense	27	18	92	55
Other operating costs	12	26	86	43
Total operating expenses	858	823	2,411	2,298
Income from operations	143	105	399	435
Interest expense	(111)	(117)	(309)	(387)
Other income	2	7	8	7
Income/(loss) before income taxes	34	(5)	98	55
Income tax benefit/(provision)	(34)	5	(15)	(11)
Net income	—	—	83	44
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to CRC	$—	$—	$83	$44

Comprehensive income
Change in fair market value of interest rate swaps, net of tax	$11	$—	$24	$—
Other comprehensive income, net of income taxes	11	—	24	—
Comprehensive income	11	—	107	44
Comprehensive income attributable to noncontrolling interests	—	—	—	—
Comprehensive income attributable to CRC	$11	$—	$107	$44

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF MEMBER’S EQUITY
(UNAUDITED)

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total CRC Member’s Equity	Noncontrolling Interests	Total Member’s Equity
Balance as of December 31, 2016	$3,485	$(1,697)	$—	$1,788	$—	$1,788
Net income	—	44	—	44	—	44
Income tax-related contributions by parent	102	—	—	102	—	102
Stock-based compensation and other	8	—	—	8	—	8
Balance as of September 30, 2017	$3,595	$(1,653)	$—	$1,942	$—	$1,942

Balance as of December 31, 2017	$3,850	$(1,672)	$—	$2,178	$43	$2,221
Net income	—	83	—	83	—	83
Income tax-related contributions by parent	78	—	—	78	—	78
Transactions with parent	50	—	—	50	—	50
Other comprehensive income, net of tax	—	—	24	24	—	24
Stock-based compensation and other	23	—	—	23	—	23
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(10)	(10)
Balance as of September 30, 2018	$4,001	$(1,589)	$24	$2,436	$33	$2,469

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(In millions)	2018	2017
Cash flows provided by operating activities	$655	$539
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(227)	(212)
Proceeds from sale of asset	2	—
Acquisition of Centaur, net of cash and restricted cash acquired	(1,578)	—
Payments to acquire investments	(7)	—
Cash flows used in investing activities	(1,810)	(212)
Cash flows from financing activities
Proceeds from long-term debt to related party	15	—
Proceeds from long-term debt and revolving credit facility	700	285
Repayments of long-term debt and revolving credit facility	(636)	(352)
Proceeds from sale financing arrangement	508	—
Transactions with parent	50	—
Financing obligation payments	(6)	—
Debt issuance and extension costs and fees	(4)	(8)
Cash flows provided by/(used in) financing activities	627	(75)
Net increase/(decrease) in cash, cash equivalents, and restricted cash	(528)	252
Cash, cash equivalents, and restricted cash, beginning of period	1,051	335
Cash, cash equivalents, and restricted cash, end of period	$523	$587

Supplemental Cash Flow Information:
Cash paid for interest	$270	$303
Non-cash investing and financing activities:
Change in accrued capital expenditures	55	1
Contribution from parent in settlement of taxes	78	102
Deferred consideration for acquisition of Centaur	66	—

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
This Quarterly Report should be read in conjunction with our Annual Report For the Fiscal Year Ended December 31, 2017 (“2017 Annual Report”). Capitalized terms used but not defined in this Quarterly Report have the same meanings as in the 2017 Annual Report.
We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” (iii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.”
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
CRC LLC is wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”) and operates 13 properties, primarily in Las Vegas. CRC also owns The LINQ Promenade. Prior to CRC’s sale of Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”) to VICI Properties Inc. (“VICI”) on July 11, 2018, CRC owned Octavius Tower and leased it to VICI. CRC was created on December 22, 2017 with the merger of Caesars Entertainment Resort Properties, LLC (“CERP”) into Caesars Growth Properties Holdings, LLC (“CGPH”) (the “CRC Merger”).
We lease certain real property assets from VICI for Harrah’s Las Vegas.
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
Acquisition of Centaur Holdings, LLC
On July 16, 2018, we completed the acquisition of Centaur Holdings, LLC (“Centaur”). Centaur operated Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. See Note 3 for additional information.
Octavius Tower Sale
On July 11, 2018, we sold Octavius Tower to VICI for $508 million in cash. Proceeds from the transaction supported the closing of CRC’s acquisition of Centaur. Caesars will continue to operate the Octavius Tower under the current terms of the long-term lease agreement with VICI relating to Caesars Palace.
Also on July 11, 2018, CEC agreed to sell to VICI all the real property used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”). In connection with the Octavius Tower and Harrah’s Philadelphia transactions, CEC and VICI will consummate modifications to certain of our existing lease agreements. The Harrah’s Philadelphia transaction and lease modifications are expected to close during the fourth quarter of 2018, subject to customary closing conditions and regulatory and third party approvals.
The Octavius Tower sale includes a contingency that CEC may repurchase at its option or may be required to repurchase the Octavius Tower if the Harrah’s Philadelphia transaction and lease modifications transactions are not completed. As a result, we cannot recognize the sale until the Harrah’s Philadelphia and lease modification transactions close. The Octavius Tower real estate assets remain on our Balance Sheet at their historical net book value and are being depreciated over their remaining useful lives, while a failed sale financing obligation was recognized for the proceeds received. Upon closing of the aforementioned transactions, we will derecognize the Octavius Tower real estate assets and financing obligation and recognize the sale.
Basis of Presentation and Use of Estimates
The accompanying unaudited Financial Statements for the three and nine months ended September 30, 2017 have been derived from the historical accounting records and consolidated condensed financial statements of the entities involved in the CRC Merger

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

described above. The CRC Merger was accounted for as a transaction among entities under common control. Accordingly, the historical financial statements consist of the financial positions, results of operations and comprehensive income/(loss), and cash flows as if those businesses were consolidated for all periods presented.
The following table reconciles the previously-reported net revenues and net income of CGPH and CERP to the amounts reported in the Statements of Operations after giving effect to the CRC Merger and adoption of the new revenue recognition standard (see Note 9).
Reconciliation of Net Revenues and Net Income

(In millions)	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Net revenues
CGPH previously reported	$343	$1,028
CERP previously reported	582	1,698
Elimination and consolidation adjustments	(3)	(11)
Adoption of new revenue recognition standard (1)	6	18
As currently reported	$928	$2,733

Net income/(loss)
CGPH previously reported	$(11)	$6
CERP previously reported	11	35
Elimination and consolidation adjustments	(1)	—
Adoption of new revenue recognition standard (1)	1	3
As currently reported	$—	$44
____________________

(1)	See Adoption of New Revenue Recognition Standard below.
The Financial Statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying Financial Statements also include allocations of certain general corporate expenses of CEC. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Our transactions with CEC and its other subsidiaries and affiliated entities have been identified as transactions between related parties and are disclosed in Note 11.
Our Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as applicable for interim periods, and therefore, do not include all information and footnotes necessary for complete financial statements. The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2018 fiscal year.
GAAP requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.
Adoption of New Revenue Recognition Standard
On January 1, 2018, we adopted the new accounting standard Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and all related amendments. See Note 9 for additional information.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Cash, Cash Equivalents, and Restricted Cash
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the Balance Sheets that sum to amounts reported on the Statements of Cash Flows.

(In millions)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$500	$1,038
Restricted cash, current	18	3
Restricted cash, non-current	5	10
Total cash, cash equivalents, and restricted cash	$523	$1,051
Consolidation of Subsidiaries and Variable Interest Entities
Our consolidated financial statements include the accounts of CRC and its subsidiaries after elimination of all intercompany accounts and transactions.
We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for using the cost method.
Consolidation of Caesars Enterprise Services, LLC
Caesars Enterprise Services, LLC (“CES”) provides certain corporate, administrative and management services for CRC’s and CEOC, LLC’s (“CEOC LLC”) (the “Members”) casino properties and casinos owned by unrelated third parties and manages certain enterprise assets and the other assets it owns, licenses or controls, and employs certain of the corresponding employees. We concluded that CRC is the primary beneficiary because it is most closely associated with CES and therefore CRC consolidated CES as of December 22, 2017. Prior to consolidating CES, we accounted for our investment in CES as an equity method investment.
Subsequent Events
The Company completed its subsequent events review through November 1, 2018, the date on which the financial statements were available to be issued, and noted no items requiring disclosure.
Note 2 — Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification (“ASC”).
In 2018, we adopted the following ASUs:

•	ASU 2014-09, Revenue from Contracts with Customers (see Note 9).

•	ASU 2016-16, Income Taxes (see Note 10).
In 2018, the following ASUs became effective, but there was no effect on our financial statements:

•	ASU 2018-09, Codification Improvements.

•	ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118.

•	ASU 2017-01, Business Combinations.

•	ASU 2016-18, Statement of Cash Flows.

•	ASU 2016-01, Financial Instruments - Overall.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

The following ASUs are not yet effective:
Codification Improvements - July 2018: Amended guidance provides miscellaneous changes to clarify, correct errors in, or make minor improvements to the ASC. These amendments make the ASC easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. Many of the amendments in this update do not have transition guidance and were effective upon issuance of the update. We assessed these updates and noted no applicability to Caesars. However, several amendments in this update do have transition guidance with effective dates for annual periods beginning after December 15, 2019. We are currently assessing the effect the adoption of the remaining amendments in this standard will have on our financial statements.
Intangibles - Goodwill and Other - Internal-Use Software - August 2018: Amended guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement that is a service contract is not affected. The amendments in this update are effective for nonpublic entities for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15,  2021. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Fair Value Measurement - August 2018: Amended guidance modifies fair value measurement disclosure requirements including (i) removing certain disclosure requirements such as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) modifying certain disclosure requirements such as the nonpublic entity requirement to disclose transfers into and out of Level 3 of the fair value hierarchy, and (iii) adding certain disclosure requirements such as changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Previously Disclosed
Income Statement - Reporting Comprehensive Income - February 2018: Amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings effectively eliminating the stranded tax effects resulting from the Tax Cuts and Jobs Act (the U.S. federal government enacted a tax bill, H.R.1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018) (the “Tax Act”). Because the amendments only relate to the reclassification of the income tax effects of the Tax Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not impacted. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Amendments in this update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Leases - February 2016 (amended through July 2018): The amended guidance is intended to increase transparency and comparability among organizations by requiring additional disclosures to reflect the significance of an entity’s leasing arrangements and by recognizing right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Many long-term operating leases, including agreements relating to real estate, may be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. Certain leases embedded in other arrangements, such as service and supplier contracts, may be accounted for separately by allocating payments between lease and non-lease components.
This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. We will adopt the new standard on January 1, 2019, and we have elected to apply the guidance as of the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings. Under this method, comparative periods will continue to be reported under legacy lease accounting guidance consistent with previously issued financial statements. We are currently assessing the effects the guidance will have on our financial statements and related disclosures.
Financial Instruments - Credit Losses - June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities,

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Note 3 — Business Combination
Acquisition of Centaur Holdings, LLC
As described in Note 1, on July 16, 2018 (the “Centaur Closing Date”), CRC completed its acquisition of all of the voting equity interest of Centaur, for consideration of $1.7 billion. This acquisition expands our footprint to the central Indiana region and facilitates broad distribution of the Total Rewards program. Acquisition-related costs included in Other operating costs in the Statements of Operations were $3 million and $6 million, respectively, during the three and nine months ended September 30, 2018. Consideration transferred was composed of the following:

(In millions)
Cash paid	$1,636
Deferred consideration (1)	66
Total purchase price	$1,702
____________________

(1)
Deferred consideration is payable in an installment of $25 million on the second anniversary of the Centaur Closing Date and $50 million on the third anniversary of the Centaur Closing Date with prepayments and right of setoff permitted, subject to the terms and conditions of the Unit Purchase Agreement. $66 million represents the present value of future expected cash flows.

Additionally, CEC paid a $50 million license transfer fee on behalf of Hoosier Park Racing & Casino which was accounted for as an equity contribution for CRC and relief of the associated acquired liability on the Balance Sheet.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Purchase Price Allocation
The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as part of the Centaur acquisition. We will continue to evaluate the fair value of the assets acquired and liabilities assumed which may require the preliminary purchase price allocation to be adjusted within the allowable measurement period. The intangible assets subject to amortization will be amortized on a straight-line basis over their estimated useful lives as of the acquisition date.

(In millions)	Fair Value	Weighted-Average Useful Life (years)
Assets acquired:
Cash and cash equivalents	$39
Receivables, net	2
Other current assets	26
Property and equipment	297
Intangible assets other than goodwill
Trade names and trademarks	14	2.5
Gaming rights (1)	1,390
Customer relationships	41	15.0
Total assets	1,809

Liabilities assumed:
Current liabilities	(92)
Deferred income taxes	(285)
Total liabilities	(377)
Net identifiable assets acquired	1,432
Goodwill	270
Total Centaur equity value	$1,702
____________________

(1)	Indefinite-lived intangible assets.
We applied the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations (“ASC 805”). Goodwill of $270 million was recognized as a result of the transaction and relates to (i) the values of acquired assets that do not meet the definition of an identifiable intangible asset under ASC 805, but that do contribute to the value of the acquired business, including the assembled workforce and relationships with customers that are not tracked through their customer loyalty program; (ii) the going-concern value associated with expectations of forging relationships with future customers; (iii) the assemblage value associated with acquiring an on-going business whose value is worth more than simply the sum of its parts; (iv) synergies associated with centralized services; and (v) the future potential expansion of table games to the properties. None of the goodwill recognized is expected to be deductible for income tax purposes.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 4 — Property and Equipment

(In millions)	September 30, 2018	December 31, 2017 (1)
Land	$3,580	$3,570
Buildings and leasehold and land improvements	4,890	4,585
Furniture, fixtures, and equipment	1,034	880
Construction in progress	170	212
Total property and equipment	9,674	9,247
Less: accumulated depreciation	(2,101)	(1,965)
Total property and equipment, net	$7,573	$7,282
____________________

(1)	We reclassified $73 million in land improvements to Buildings and leasehold and land improvements to align with our 2018 reporting presentation.
Depreciation Expense and Capitalized Interest

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Depreciation expense	$103	$128	$270	$278
Capitalized interest	1	1	4	4
Note 5 — Goodwill and Other Intangible Assets
Changes in Carrying Value of Goodwill and Other Intangible Assets

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance as of December 31, 2017	$220	$1,616	$37
Centaur acquisition (1)	55	270	1,390
Amortization	(44)	—	—
Other	—	2	—
Balance as of September 30, 2018	$231	$1,888	$1,427
____________________

(1)	See Note 3 for further details relating to the acquisition of Centaur.
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	September 30, 2018				December 31, 2017
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing
Trade names and trademarks	2.3	$14	$(1)	$13	$—	$—	$—
Customer relationships	3.3	934	(732)	202	893	(691)	202
Contract rights	6.3	3	(2)	1	3	(2)	1
Gaming rights and other	5.8	43	(28)	15	43	(26)	17
		$994	$(763)	231	$939	$(719)	220
Non-amortizing
Trademarks				37			37
Gaming rights				1,390			—
Total intangible assets other than goodwill				$1,658			$257

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 6 — Fair Value Measurements
Items Measured at Fair Value on a Recurring Basis
The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:
Estimated Fair Value

(In millions)	Balance	Level 1	Level 2	Level 3
September 30, 2018
Assets - Interest rate swaps	$31	$—	$31	$—
Derivative Instruments
We do not purchase or hold any derivative financial instruments for trading purposes.
Interest Rate Swap Derivatives
We use forward-starting interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. During the nine months ended September 30, 2018, we entered into six interest rate swap agreements to fix the interest rate on $2.0 billion of variable rate debt. As of September 30, 2018, we have entered into a total of ten interest rate swap agreements for notional amounts totaling $3.0 billion. The interest rate swaps are designated as cash flow hedging instruments. The difference to be paid or received under the terms of the interest rate swap agreements will be accrued as interest rates change and recognized as an adjustment to interest expense for the related debt beginning on December 31, 2018. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.
The major terms of the interest rate swap agreements as of September 30, 2018 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of September 30, 2018	Maturity Date
12/31/2018	250	2.274%	N/A	12/31/2022
12/31/2018	200	2.828%	N/A	12/31/2022
12/31/2018	600	2.739%	N/A	12/31/2022
1/1/2019	250	2.153%	N/A	12/31/2020
1/1/2019	250	2.196%	N/A	12/31/2021
1/1/2019	400	2.788%	N/A	12/31/2021
1/1/2019	200	2.828%	N/A	12/31/2022
1/2/2019	250	2.172%	N/A	12/31/2020
1/2/2019	200	2.731%	N/A	12/31/2020
1/2/2019	400	2.707%	N/A	12/31/2021
Valuation Methodology
The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other liabilities assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.
The effect of derivative instruments designated as hedging instruments on the Balance Sheet for amounts transferred into Accumulated other comprehensive income (“AOCI”) was $14 million and $31 million, respectively, during the three and nine

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

months ended September 30, 2018. The estimated amount of existing gains that are reported in AOCI at the reporting date that are expected to be reclassified into earnings within the next 12 months is approximately $8 million.
Note 7 — Litigation, Contractual Commitments, and Contingent Liabilities
Litigation
The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows.
Contractual Commitments
Except as described in Note 6, during the nine months ended September 30, 2018, we have not entered into any material contractual commitments outside of the ordinary course of business that have materially changed our contractual commitments as compared to December 31, 2017.
NV Energy
In September 2017, CEC filed its final notice to proceed with its plan to exit the fully bundled sales system of NV Energy for its Nevada casino properties and purchase energy, capacity, and/or ancillary services from a provider other than NV Energy. The transition to unbundle electric service was completed in the first quarter of 2018 (the “Cease-Use Date”). As a result of the decision to exit, an order from the Public Utilities Commission of Nevada required that we pay an aggregate exit fee of $33 million related to CRC’s properties. These fees are payable over three to six years at an aggregate present value of $25 million as of September 30, 2018 and are recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets.
For six years following the Cease-Use Date, we will also be required to make ongoing payments to NV Energy for non-bypassable rate charges, which primarily relate to each entity’s share of NV Energy’s portfolio of above-market renewable energy contracts and the costs of decommissioning and remediation of coal-fired power plants. As of the effective date of the transition, the portion of these fees attributable to CRC was $24 million, which was accrued at its present value in the first quarter of 2018. As of September 30, 2018, $19 million was recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets. The amount will be adjusted in the future if actual fees incurred differ from our estimates.
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2016. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits, Harrah’s New Orleans had accrued $9 million and $7 million, respectively, at September 30, 2018 and December 31, 2017.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 8 — Debt

		September 30, 2018			December 31, 2017
(Dollars in millions)	Final Maturity	Rate(s) (1)	Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable (2)	$100	$100	$—
CRC Term Loan	2024	variable (3)	4,665	4,586	4,616
Unsecured debt
CRC Notes	2025	5.25%	1,700	1,666	1,664
Special Improvement District Bonds	2037	4.30%	12	12	12
Total debt			6,477	6,364	6,292
Current portion of long-term debt			(147)	(147)	(47)
Long-term debt			$6,330	$6,217	$6,245

Unamortized discounts and deferred finance charges				$113	$120
Fair value			$6,438
____________________

(1)	Interest rate is fixed, except where noted.

(2)
London Interbank Offered Rate (“LIBOR”) plus 2.00%. On May 4, 2018, the interest rate was reduced from the previous LIBOR plus 2.25% to LIBOR plus 2.13% and on August 2, 2018, the interest rate was further reduced to LIBOR plus 2.00% due to step-downs based on the senior secured leverage ratio in accordance with the CRC Credit Agreement.

(3)	LIBOR plus 2.75%.
Annual Estimated Debt Service Requirements as of September 30, 2018

	Remaining 2018	Years Ended December 31,
(In millions)		2019	2020	2021	2022	Thereafter	Total
Annual maturities of long-term debt	$12	$147	$47	$47	$48	$6,176	$6,477
Estimated interest payments	110	350	350	350	350	780	2,290
Total debt service payments (1)	$122	$497	$397	$397	$398	$6,956	$8,767
___________________

(1)
Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated impact of the ten interest rate swap agreements (see Note 6). Actual payments may differ from these estimates.

Current Portion of Long-Term Debt
The current portion of long-term debt as of September 30, 2018 and December 31, 2017 includes the principal payments on the term loans, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months.
As of September 30, 2018, $100 million was outstanding under our revolving credit facilities and $36 million was committed to outstanding letters of credit. Borrowings under the revolving credit facility are subject to the provisions of the credit facility agreement, which has a contractual maturity of greater than one year. Amounts borrowed under the revolving credit facility, if any, are intended to satisfy short term liquidity needs and would be classified as current.
Fair Value
The fair value of debt has been calculated primarily based on the borrowing rates available as of September 30, 2018 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 in the fair value hierarchy.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Terms of Outstanding Debt
Restrictive Covenants
The CRC Credit Agreement and the indenture related to the CRC Notes contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions.
The CRC Revolving Credit Facility includes a maximum first-priority net senior secured leverage ratio financial covenant of 6.35:1, which is applicable solely to the extent that certain testing conditions are satisfied.
Guarantees
The borrowings under the CRC Credit Agreement are guaranteed by the material, domestic, wholly owned subsidiaries of CRC (subject to exceptions) and substantially all of the applicable existing and future property and assets that serve as collateral for the borrowings.
The CRC Notes are guaranteed on a senior unsecured basis by each wholly owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities.
Note 9 — Revenue Recognition
Adoption of New Revenue Recognition Standard
In May 2014, the FASB issued a new standard related to revenue recognition, ASU 2014-09, Revenue from Contracts with Customers. We adopted the standard effective January 1, 2018, using the full retrospective method, which requires the Company to recast each prior reporting period presented consistent with the new standard. The most significant effects of adopting the new standard related to the accounting for our Total Rewards customer loyalty program and casino promotional allowances.
Total Rewards affects revenue from our four core businesses: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations. Previously, the Company accrued a liability based on the estimated cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”), based upon the cost of historical redemptions. Upon adoption of the new accounting standard, Reward Credits are no longer recorded at cost, and a deferred revenue model is used to account for the classification and timing of revenue recognized as well as the classification of related expenses when Reward Credits are redeemed. This results in a portion of casino revenues being recorded as deferred revenue as Reward Credits are earned. Revenue is recognized in a future period based on when and for what good or service the Reward Credits are redeemed (e.g., a hotel room).
Additionally, we previously recorded promotional allowances in a separate line item within net revenues. As part of adopting the new standard, promotional allowances are no longer presented separately. Alternatively, revenue is recognized based on relative standalone selling prices for transactions with more than one performance obligation. For example, when a casino customer is given a complimentary room, we are required to allocate a portion of the casino revenues earned from the customer to rooms revenues based on the standalone selling price of the room. As a result of this change, we are reporting substantially lower casino revenues; however, there is no material effect on total net revenues.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Effect of Adopting New Revenue Recognition Standard - Balance Sheets

(In millions)	Previously Reported	ASC Adjustments	As Recast
December 31, 2017
Due from affiliates, net	$196	$16	$212
Accrued expenses and other current liabilities	680	(110)	570
Contract liabilities	—	105	105
Deferred credits and other liabilities	38	—	38
Member’s equity	2,200	21	2,221
December 31, 2016
Member’s equity	$1,786	$2	$1,788
Effect of Adopting New Revenue Recognition Standard - Statements of Operations

	Three Months Ended September 30, 2017
	Prior to Adoption				Post Adoption
(In millions)	CGPH	CERP	Eliminations	Total	Total
Net revenues	$343	$582	$(3)	$922	$928
Total operating expenses	321	499	(3)	817	823
Income from operations	22	83	—	105	105
Net income/(loss)	(11)	11	(1)	(1)	—

	Nine Months Ended September 30, 2017
	Prior to Adoption				Post Adoption
(In millions)	CGPH	CERP	Eliminations	Total	Total
Net revenues	$1,028	$1,698	$(11)	$2,715	$2,733
Total operating expenses	906	1,387	(11)	2,282	2,298
Income from operations	122	311	—	433	435
Net income	6	35	—	41	44
Disaggregation of Revenue by Segment

	Three Months Ended September 30, 2018
(In millions)	Las Vegas	Other U.S.	Total
Casino	$195	$226	$421
Food and beverage	155	51	206
Rooms	196	44	240
Entertainment and other	84	18	102
Total contract revenues	630	339	969
Other	31	1	32
Net revenues	$661	$340	$1,001

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

	Three Months Ended September 30, 2017
(In millions)	Las Vegas	Other U.S.	Total
Casino	$207	$129	$336
Food and beverage	157	46	203
Rooms	206	47	253
Entertainment and other	84	14	98
Total contract revenues	654	236	890
Other	37	1	38
Net revenues	$691	$237	$928

	Nine Months Ended September 30, 2018
(In millions)	Las Vegas	Other U.S.	Total
Casino	$600	$488	$1,088
Food and beverage	459	137	596
Rooms	608	115	723
Entertainment and other	243	52	295
Total contract revenues	1,910	792	2,702
Other	105	3	108
Net revenues	$2,015	$795	$2,810

	Nine Months Ended September 30, 2017
(In millions)	Las Vegas	Other U.S.	Total
Casino	$615	$388	$1,003
Food and beverage	474	129	603
Rooms	622	120	742
Entertainment and other	232	42	274
Total contract revenues	1,943	679	2,622
Other	108	3	111
Net revenues	$2,051	$682	$2,733
Accounting Policy
We analyze our revenues based upon the type of services we provide and the geographic location of the related property. We recognize revenue when control over the goods and services we provide has transferred to the customer, which is generally when the services are performed and when we have no substantive performance obligation remaining. Sales and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.
Casino Revenues
Casino revenues include revenues generated by our casino operations and casino related activities such as poker, pari-mutuel wagering, and tournaments, less sales incentives and other adjustments. Casino revenues are measured by the aggregate net difference between gaming wins and losses. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. We accrue the incremental amount of progressive jackpots as the progressive machine is played, and the progressive jackpot amount increases, with a corresponding reduction to casino revenues. Funds deposited by customers in advance along with chips and slot vouchers in a customer’s possession are recorded in Accrued expenses and other current liabilities on our Balance Sheets until such amounts are redeemed or used in gaming play by the customer.
Non-Gaming Revenues
Rooms revenue, food and beverage revenue, and entertainment and other revenue include: (i) the actual amounts paid for such services (less any amounts allocated to unperformed performance obligations, such as Reward Credits, described below); (ii) the

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

value of Reward Credits redeemed for such services; and (iii) the portion of the transaction price allocated to complimentary goods or services provided in conjunction with other revenue-generating activities. Rooms revenue is generally recognized over time, consistent with the customer’s reservation period. Food and beverage and entertainment and other revenues are recognized at the point in time the services are performed or events are held. Amounts paid in advance, such as advance deposits on rooms and advance ticket sales, are recorded as a liability until the goods or services are provided to the customer (see Contract Liabilities below).
Other Revenue
Other revenue primarily includes revenue from third-party real estate leasing arrangements at our casino properties. Rental income is recognized ratably over the lease term with contingent rental income being recognized when the right to receive such rental income is established according to the lease agreements.
Total Rewards Loyalty Program
Caesars’ customer loyalty program, Total Rewards, grants Reward Credits to Total Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at all Caesars-affiliated properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. A member’s Reward Credit balance is forfeited if the member does not earn a Reward Credit for a continuous six-month period.
Because of the significance of the Total Rewards program and the ability for customers to accumulate Reward Credits based on their past play, we have determined that Reward Credits granted in conjunction with other earning activity represent a performance obligation. As a result, for transactions in which Reward Credits are earned, we allocate a portion of the transaction price to the Reward Credits that are earned based upon the relative standalone selling prices (“SSP”) of the goods and services involved. When the activity underlying the “earning” of the Reward Credits has a wide range of selling prices and is highly variable, such as in the case of gaming activities, we use the residual approach in this allocation by computing the value of the Reward Credits as described below and allocating the residual amount to the gaming activity. This allocation results in a significant portion of the transaction price being deferred and presented as a Contract Liability on our accompanying Balance Sheets. Any amounts allocated to Contract Liabilities are recognized as revenue when the Reward Credits are redeemed in accordance with the specific recognition policy of the activity for which the credits are redeemed. This balance is further described below under Contract Liabilities.
Our Total Rewards loyalty program includes various tiers that offer different benefits, and members are able to earn credits towards tier status, which generally enables them to receive discounts similar to those provided as complimentaries described below. We have determined that any such discounts received as a result of tier status do not represent material rights, and therefore, we do not account for them as distinct performance obligations.
We have determined the SSP of a Reward Credit by computing the redemption value of credits expected to be redeemed. Because Reward Credits are not otherwise independently sold, we analyzed all Reward Credit redemption activity over the preceding calendar year and determined the redemption value based on the fair market value of the goods and services for which the Reward Credits were redeemed. We have applied the practical expedient under the portfolio approach to our Reward Credit transactions because of the similarity of gaming and other transactions and the homogeneity of Reward Credits.
As part of determining the SSP for Reward Credits, we also determined that there is generally an amount of Reward Credits that is not redeemed, which is considered “breakage.” We recognize the expected breakage proportionally with the pattern of revenue recognized related to the redemption of Reward Credits. We periodically reassess our customer behaviors and revise our expectations as deemed necessary on a prospective basis.
Complimentaries
As part of our normal business operations, we often provide lodging, transportation, food and beverage, entertainment and other goods and services to our customers at no additional charge. Alternatively, Reward Credits can be redeemed for these services.  Both are considered complimentaries. Such complimentaries are provided in conjunction with other revenue-earning activities and are generally provided to encourage additional customer spending on those activities. Accordingly, we allocate a portion of the transaction price we receive from such customers to the complimentary goods and services. We perform this allocation based

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

on the SSP of the underlying goods and services, which is determined based upon the weighted-average cash sales prices received for similar services at similar points during the year.
Retail Value of Complimentaries

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Food and beverage	$70	$70	$213	$209
Rooms	65	68	182	194
Other	6	7	20	22
	$141	$145	$415	$425
Receivables and Contract Liabilities
We issue credit to approved casino customers following investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectibility of these receivables. Accounts receivable are non-interest bearing and are initially recorded at cost.
Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.
Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. Receivables are reported net of the allowance for doubtful accounts.
Receivables

(In millions)	September 30, 2018	December 31, 2017
Casino	$54	$80
Food and beverage and rooms	56	41
Entertainment and other	26	14
Contract receivables, net	136	135
Other	31	19
Receivables, net	$167	$154
Allowance for Doubtful Accounts

(In millions)	Contracts	Other	Total
Balance as of December 31, 2017	$25	$2	$27
Provision for doubtful accounts	9	1	10
Write-offs less recoveries	(5)	(2)	(7)
Balance as of September 30, 2018	$29	$1	$30

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Contract Liabilities

(In millions)	Total Rewards	Customer Advances	Total
Beginning balance as of June 30, 2018	$68	$54	$122
Amount recognized during the period (1)	(34)	(88)	(122)
Amount accrued during the period	38	94	132
Ending balance as of September 30, 2018 (2)	$72	$60	$132
____________________

(1)	Includes $5 million for Total Rewards and $3 million for Customer Advances recognized from the June 30, 2018 Contract liability balances.

(2)	$4 million included within Deferred credits and other liabilities.

(In millions)	Total Rewards	Customer Advances	Total
Beginning balance as of December 31, 2017 (1)	$61	$45	$106
Amount recognized during the period (2)	(97)	(283)	(380)
Amount accrued during the period	108	298	406
Ending balance as of September 30, 2018 (3)	$72	$60	$132
____________________

(1)	$1 million included within Deferred credits and other liabilities.

(2)	Includes $29 million for Total Rewards and $42 million for Customer Advances recognized from the December 31, 2017 Contract liability balances.

(3)	$4 million included within Deferred credits and other liabilities.
In addition, Contract Liabilities related to Total Rewards was reduced by $3 million and $17 million, respectively, during the three and nine months ended September 30, 2018 representing the revenue related to Reward Credits redeemed at Caesars-affiliated properties that are not consolidated with CRC (see Note 11).
Generally, customer advances and their corresponding performance obligations are satisfied within 12 months of the date of receipt of advanced payment. While Rewards Credits are generally redeemed by customers over a four-year period from when they were earned, of the total Reward Credits expected to be redeemed, approximately 90% are redeemed within one year and approximately 10% are redeemed beyond one year.
Note 10 — Income Taxes
Effective December 22, 2017, upon CRC electing to be treated as a corporation for federal and state income tax purposes, CRC is included in the consolidated federal tax return of Caesars, but files separate New Jersey and Louisiana tax returns. Prior to December 20, 2017, CGPH was included in the federal and state tax return filings for Caesars Growth Partners, LLC (“CGP”) which filed separate federal and state tax returns as a partnership. From December 20 through December 22, 2017, CGPH was included in the consolidated federal tax return for Caesars and the separate New Jersey and Louisiana tax returns for CGP which elected to be treated as a corporation effective December 20, 2017. Prior to December 22, 2017, CERP was included in the consolidated federal tax return for Caesars and the separate New Jersey tax return filing for CEC.
We have allocated U.S. taxes based upon the separate return method for CRC financial reporting purposes. Historically, we have treated U.S. taxes paid or refunds received by CEC for CRC as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CRC entities and CEC for U.S. income tax purposes, CRC may make payments to CEC or its subsidiaries for U.S. taxes that would have been paid if CRC was a standalone taxpayer.
Effective January 1, 2018, we adopted ASU 2016-16, Income Taxes (Topic 740), which provides amended guidance regarding intra-entity transfers of assets other than inventory and requires the recognition of any related income tax consequences when such transfers occur.
The Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance for the accounting of the effects of the Tax Act. SAB 118 provides a measurement period that should not be extended past a year from the enactment date for companies to complete the accounting of the Tax Act under ASC Topic 740, Income Taxes (“ASC 740”). Companies that do not complete the accounting under ASC 740 for the tax effects of the Tax Act, must record a provisional estimate of the tax effects of the Tax Act. If a provisional estimate cannot be determined, a company should continue to apply ASC 740 based on the tax laws in effect immediately before the enactment of the Tax Act.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

At September 30, 2018, the Company has not completed the accounting for the tax effects of the Tax Act; however, the Company has made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $218 million which was recorded in the period ended December 31, 2017. During the three months ended June 30, 2018, the Company revised its estimate of the effects on the existing deferred tax balances as of December 31, 2017, and accrued an additional provisional income tax benefit of $33 million. The total amount of the revised estimated income tax benefit is (i) $209 million related to the net deferred tax benefit of the corporate rate reduction and (ii) $42 million relating to the net deferred tax benefit of state deferred tax assets which are now realizable due to the changing rules related to interest expense disallowance for those states which conform to the Tax Act. No changes to this estimate were made during the three months ended September 30, 2018.
In order to complete the accounting requirements under ASC 740, the Company needs to (i) evaluate the impact of additional guidance, if any, from the FASB and external providers on its application of ASC 740 to the calculation; (ii) evaluate the impact of further guidance from Treasury and/or the Internal Revenue Service (“IRS”) on the technical application of the law with regard to our facts; (iii) evaluate the impact of further guidance from the state tax authorities regarding their conformity to the provisions of the Tax Act; and (iv) complete the analysis of the revaluation of deferred tax assets and liabilities as the Company is still analyzing certain aspects of the Tax Act. The accounting for the tax effects for the Tax Act will be completed in 2018.
Income Tax Allocation

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2018	2017	2018	2017
Income/(loss) before income taxes	$34	$(5)	$98	$55
Income tax benefit/(provision)	$(34)	$5	$(15)	$(11)
Effective tax rate	100.0%	100.0%	15.3%	20.0%
We classify reserves for tax uncertainties within Deferred credits and other liabilities on the Balance Sheets, separate from any related income tax payable, which is also reported within Accrued expenses and other current liabilities, or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
The effective tax rate for the three months ended September 30, 2018 differed from the expected federal tax rate of 21% primarily due to deferred tax expense from New Jersey tax reform which occurred in July 2018. The effective tax rate for the three months ended September 30, 2017 differed from the expected federal tax rate of 35% primarily due to the tax benefit of federal tax credits and the nontaxable LLC earnings of CGPH.
The effective tax rate for the nine months ended September 30, 2018 differed from the expected federal tax rate of 21% primarily due to the deferred tax benefit from revisions to the estimated deferred tax balances as of December 31, 2017 as a result of the Tax Act offset by deferred tax expense from New Jersey tax reform which occurred in July 2018. The effective tax rate for the nine months ended September 30, 2017 differed from the expected federal tax rate of 35% primarily due to the tax benefit of federal tax credits and the nontaxable LLC earnings of CGPH.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits as of September 30, 2018 will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 11 — Related Party Transactions

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
CEOC LLC Shared Services Agreement
Service provider fee	$—	$—	$2	$2
Management fees to related parties	9	10	29	29
Transactions with CEC and other affiliates
Employee benefits and incentive awards	8	3	28	14
Transactions with Sponsors and their affiliates
Expenses paid to Sponsors’ portfolio companies	8	—	16	1
Other related party transactions
Lease revenue received	2	10	22	30
Lease payments	—	1	1	1
World Series of Poker agreements	1	1	2	2
Caesars Enterprise Services, LLC
As described in Note 1, CES provides certain corporate, administrative and management services to its Members, and the costs of these services are allocated among the Members with 61% allocated to CEOC LLC and 39% allocated to CRC. CES serves as an agent on behalf of the Members at a cost-basis. Members reimburse CES for the services it performs and the costs it incurs. CRC consolidates CES as of December 22, 2017 and CES is no longer treated as a related party going forward.
CEOC LLC Shared Services Agreement
Pursuant to a shared services agreement, CEOC LLC provides Caesars Entertainment with certain corporate and administrative services, and the costs of these services are allocated among all of Caesars Entertainment’s operating subsidiaries (including the Company). Many of these corporate and administrative services are now provided by CES.
Service Provider Fee
Under the shared services agreements, CRC pays for certain indirect corporate support costs. CEOC LLC is authorized to charge CRC for an amount equal to 37.1% of unallocated corporate support costs.
Management Fees to Related Parties
Prepaid management fees to related parties represents (i) our 50% interest in the management fee revenues of PHW Manager, LLC, recognized as a long-term prepaid asset of $70 million amortized over 35 years starting in October 2013, and (ii) our 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC, recognized as a long-term prepaid asset of $138 million amortized over 15 years starting in May 2014. The amortization periods represent the terms of the related management contracts. As of September 30, 2018 and December 31, 2017, the payable balance related to these fees and recorded in Payables to related parties on the Balance Sheets was $3 million and $2 million, respectively.
Transactions with CEC and Other Affiliates
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CRC may participate. The plan provides for, among other things, pre-tax, Roth, and after-tax contributions by employees. The plan also provides for employer matching contributions. Under the plan, participating employees may elect to contribute a percentage of their eligible earnings (subject to certain IRS and plan limits). In addition, employees subject to certain collective bargaining agreements receive benefits through the multi-employer retirement plans sponsored by the organization in which they are a member. The expenses related to contributions for a participant in the CEC plan or a multi-employer plan are allocated to the properties at which the participant is employed.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Equity Incentive Awards
CEC maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CRC employees. Although awards under the plan result in the issuance of shares of CEC common stock, because CRC is a consolidated subsidiary of CEC, the amounts are included in CRC stock-based compensation expense as a component of total compensation for CRC employees.
Transactions with Sponsors and their Affiliates
The members of Hamlet Holdings LLC are comprised of individuals affiliated with Apollo Global Management, LLC and affiliates of TPG Capital LP (collectively, the “Sponsors”) and own CEC common stock. On October 6, 2017, CEC entered into a “Termination Agreement” with the Sponsors and their affiliates, pursuant to which certain agreements terminated. Due to a reduction in ownership percentage in CEC on October 6, 2017, we are no longer controlled by the Sponsors.
We may engage in transactions with companies owned or controlled by affiliates of the Sponsors in the normal course of business. Amounts paid to the Sponsors’ portfolio companies are included in the table above and we believe such transactions are conducted at fair value.
Other Related Party Transactions
Bally’s Las Vegas—JGB Vegas Retail Lease Agreement
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Revenues from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property through February 2035.
Octavius Tower Lease Agreement
We leased the Octavius Tower to VICI under a long-term lease agreement. VICI in turn subleased the tower to Desert Palace LLC and CEOC LLC, which together operated the tower for a 15-year term, with four separate renewal options of five years each. Our subsidiary, Caesars Octavius, LLC, received a fixed $35 million annual payment, paid monthly, under the terms of the lease. On July 11, 2018, the real estate assets of the Octavius Tower were sold by the Company to VICI and subsequently we no longer receive rent revenue under the lease.
LINQ Access and Parking Easement Agreements
Under the LINQ Access and Parking easement agreements, subsidiaries of CEOC LLC granted easements to us and certain of our subsidiaries to use the parking lot behind The LINQ Promenade and The LINQ Hotel & Casino. The parking lot was sold to VICI upon Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy but was partially repurchased by us as part of the purchase of approximately 18 acres of land adjacent to the Harrah’s Las Vegas property with the other portion still owned by VICI with the easements to us running with the land. We pay approximately $1 million annually for the easements to CEOC LLC for the remaining portion owned by VICI.
World Series of Poker Agreements
Pursuant to multiple agreements with Caesars Interactive Entertainment, LLC (“CIE”), a wholly owned subsidiary of Caesars Entertainment, we are allowed to host various World Series of Poker events in Las Vegas and Atlantic City, including the annual Main Event at Rio All-Suites Hotel & Casino. CRC pays CIE $2 million per year for the right to host World Series of Poker tournaments in Las Vegas and pays to host certain World Series of Poker circuit events in Atlantic City. The Main Event agreement has expired but the events continue under these payment terms.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Total Rewards Loyalty Program
On October 6, 2017, Total Rewards was transferred from CEOC LLC to CES as an equity contribution, and CRC consolidates CES as of December 22, 2017. The total estimated liability related to Reward Credits earned by customers is accrued by CES. As further described in Note 9, the liability is reduced as Reward Credits are redeemed by customers, and the related revenue is recognized at the property at which the Reward Credits are redeemed. These amounts related to other CEC casino properties are included in Due from affiliates, net on the Balance Sheets.
Centralized Transactions
In addition, the Company participates with other Caesars Entertainment subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by Caesars Entertainment on an enterprise-wide basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a standalone basis.
Due from/to Affiliates
Amounts due from or to affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among CRC’s affiliated entities. Due from affiliates, net was $27 million and $212 million, respectively, as of September 30, 2018 and December 31, 2017. Due to affiliates, net was $28 million and $3 million, respectively, as of September 30, 2018 and December 31, 2017.
CEC Promissory Note
CES has an intercompany loan with CEC for a $15 million promissory note that CEC paid to the Buena Vista Gaming Authority on behalf of CES. As of September 30, 2018, the intercompany loan is included in Long-term debt to related party on the Balance Sheets.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” (iii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to Consolidated Condensed Financial Statements included in Item 1, “Unaudited Financial Statements.”
The following discussion and analysis of the financial position and operating results of CRC for the three and nine months ended September 30, 2018 and 2017 should be read in conjunction with the unaudited consolidated condensed financial statements and the notes thereto and other financial information included elsewhere in this report as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) presented in CRC’s Annual Report included as Exhibit 99.1 in a Form 8-K filed by Caesars Entertainment Corporation for the fiscal year ended December 31, 2017 (“2017 Annual Report”) on March 15, 2018. Capitalized terms used but not defined in this Quarterly Report have the same meanings as in the 2017 Annual Report.
The statements in this discussion regarding our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements. See “CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS” below in this report.
Overview

CRC LLC is wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”) and operates 13 properties, primarily in Las Vegas. CRC also owns The LINQ Promenade. Prior to CRC’s sale of Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”) to VICI Properties Inc. (“VICI”) on July 11, 2018 (see Note 1 for additional information), CRC owned Octavius Tower and leased it to VICI. We lease certain real property assets from VICI for Harrah’s Las Vegas.
Summary of Significant Events

Acquisition of Centaur Holdings, LLC
On July 16, 2018, we completed the acquisition of Centaur Holdings, LLC (“Centaur”). Centaur operated Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. See Note 3 for additional information.
Octavius Tower Sale
On July 11, 2018, we sold Octavius Tower to VICI for $508 million in cash. Proceeds from the transaction supported the closing of CRC’s acquisition of Centaur. Caesars will continue to operate the Octavius Tower under the current terms of the long-term lease agreement with VICI relating to Caesars Palace.
Also on July 11, 2018, CEC agreed to sell to VICI all the real property used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”). In connection with the Octavius Tower and Harrah’s Philadelphia transactions, CEC and VICI will consummate modifications to certain of our existing lease agreements. The Harrah’s Philadelphia transaction and lease modifications are expected to close during the fourth quarter of 2018, subject to customary closing conditions and regulatory and third party approvals.
The Octavius Tower sale includes a contingency that CEC may repurchase at its option or may be required to repurchase the Octavius Tower if the Harrah’s Philadelphia transaction and lease modifications transactions are not completed. As a result, we cannot recognize the sale until the Harrah’s Philadelphia and lease modification transactions close. The Octavius Tower real estate assets remain on our Balance Sheet at their historical net book value and are being depreciated over their remaining useful lives, while a failed sale financing obligation was recognized for the proceeds received. Upon closing of the aforementioned transactions, we will derecognize the Octavius Tower real estate assets and financing obligation and recognize the sale.

Adoption of New Revenue Recognition Standard
On January 1, 2018, we adopted the new accounting standard Accounting Standards Update 2014-09, Revenue from Contracts with Customers, and all related amendments. See Note 9 for additional information.
Discussion of Operating Results

Analysis of Key Drivers of Consolidated Operating Results
The following represents the discussion and analysis of the results of operations and key metrics focusing on the key drivers of performance.
Consolidated Operating Results

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2018	2017		2018	2017
Casino	$421	$336	25.3%	$1,088	$1,003	8.5%
Food and beverage	206	203	1.5%	596	603	(1.2)%
Rooms	240	253	(5.1)%	723	742	(2.6)%
Other revenue	134	136	(1.5)%	403	385	4.7%
Net revenues	$1,001	$928	7.9%	$2,810	$2,733	2.8%

Total operating expenses	$858	$823	(4.3)%	$2,411	$2,298	(4.9)%
Income from operations	143	105	36.2%	399	435	(8.3)%
Net income	—	—	*	83	44	88.6%
Adjusted EBITDA (1)	290	294	(1.4)%	846	841	0.6%
Operating margin (2)	14.3%	11.3%	3.0 pts	14.2%	15.9%	(1.7) pts
____________________

*	Not meaningful.

(1)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this MD&A for a reconciliation of Adjusted EBITDA.

(2)	Operating margin is calculated as income from operations divided by net revenues.
Three Months Ended September 30, 2018 vs. 2017
Net revenues increased $73 million, or 7.9%, for the third quarter of 2018 compared with the corresponding prior year period, primarily due to the following:

•
Casino revenues increased $85 million, or 25.3%, primarily due to the acquisition of Centaur, which contributed $97 million. This was partially offset by a decrease in gaming volume and unfavorable hold at our Las Vegas properties.

•
This increase was partially offset by a decrease in Rooms revenues of $13 million, or 5.1%, primarily due to weaker demand in the leisure segment from a lack of citywide events and conventions in the quarter in the Las Vegas region.

Nine Months Ended September 30, 2018 vs. 2017
Net revenues increased $77 million, or 2.8%, for the nine months ended September 30, 2018 compared with the corresponding prior year period, primarily due to the following:

•
Casino revenues increased $85 million, or 8.5%, primarily due to the acquisition of Centaur, which contributed $97 million. This was partially offset by a decrease in gaming volume and unfavorable hold at our Las Vegas properties.

•
Other revenues increased $18 million, or 4.7%, in 2018 compared with 2017 primarily due to revenue from valet and self-parking fees that were fully implemented in Las Vegas in 2017 and increases in retail revenues at certain Las Vegas properties.

•
These increases were offset by a decrease in Rooms revenues of $19 million, or 2.6%, primarily due to a convention and other citywide events that took place in Las Vegas in 2017 that did not reoccur in 2018. Food and beverage revenues also decreased by $7 million, or 1.2%, in 2018 compared with 2017 primarily at our Las Vegas properties including a decrease in non-recurring banquet revenues in the first half of 2017.
Operating Expenses
Operating expenses increased $35 million, or 4.3%, for the third quarter of 2018 compared with the corresponding prior year period, primarily due to the acquisition of Centaur which contributed $83 million to the increase. In addition to the effect of Centaur, operating expenses decreased due to (i) a decrease of $34 million in depreciation and amortization primarily as a result of lower accelerated depreciation in 2018 compared with 2017 due to the removal and replacement of certain assets in connection with ongoing property renovation projects and (ii) other decreases of $14 million primarily due to exit fees of $26 million for amounts payable to NV Energy in 2017 offset by an increase in Corporate expense of $9 million due to increases in corporate overhead in 2018.
Operating expenses increased $113 million, or 4.9%, for the nine months ended September 30, 2018 compared with the corresponding prior year period, primarily due to the acquisition of Centaur which contributed $83 million to the increase. In addition to the effect of Centaur, operating expenses increased due to:

•
An increase of $41 million in Other operating costs primarily due to $20 million related to lease termination costs, a $9 million loss on asset sales in 2018 and $6 million in acquisition costs for Centaur.

•	An increase of $37 million in Corporate expense due to increases in corporate overhead in 2018.

•	These increases were partially offset by a decrease of $44 million in direct expenses primarily due to operating efficiencies driven by lower marketing and labor costs.
Other Factors Affecting Net Income

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2018	2017		2018	2017
Interest expense	$(111)	$(117)	5.1%	$(309)	$(387)	20.2%
Other income	2	7	(71.4)%	8	7	14.3%
Income tax benefit/(provision)	(34)	5	*	(15)	(11)	(36.4)%
____________________

*	Not meaningful.
Interest Expense
Interest expense decreased $6 million and $78 million, respectively, for the three and nine months ended September 30, 2018 compared with the same periods in 2017 primarily due to the refinancing of the previously outstanding debt which reduced the interest rate margins in the second quarter of 2017 as well as repayment of loans in 2017. The reduction in interest expense pertaining to these debt instruments was $29 million and $136 million, respectively, for the three and nine months ended September 30, 2018 compared with the same periods in 2017. These decreases were partially offset by $23 million and $62 million, respectively, recognized as interest expense during the three and nine months ended September 30, 2018 related to our lease agreement with VICI that is accounted for as a failed sale-leaseback financing obligation and accreted interest on the Octavius Tower failed sale financing obligation, which were not outstanding during the three and nine months ended September 30, 2017.
Income Taxes
For the three months ended September 30, 2018 and 2017, the effective tax rates were 100.0% and 100.0%, respectively. For the nine months ended September 30, 2018 and 2017, the effective tax rates were 15.3% and 20.0%, respectively. See Note 10 for a detailed discussion of income taxes and the effective tax rate.
Recently Issued Accounting Standards
See Note 2 for discussion of the adoption and potential effects of recently issued accounting standards.

Critical Accounting Policies and Estimates
For information on critical accounting policies and estimates, see “Critical Accounting Policies and Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2017 Annual Report. There have been no changes to these policies during the nine months ended September 30, 2018.
Reconciliation of Non-GAAP Financial Measures
Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of its ongoing operating performance at an operating property level.
In evaluating Adjusted EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with generally accepted accounting principles, “GAAP”). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.
Reconciliation of Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Net income attributable to CRC	$—	$—	$83	$44
Income tax (benefit)/provision	34	(5)	15	11
Other income	(2)	(7)	(8)	(7)
Interest expense	111	117	309	387
Depreciation and amortization	119	145	314	327
Other operating costs (1)	12	26	86	43
Stock-based compensation expense	7	2	22	8
Other items (2)	9	16	25	28
Adjusted EBITDA	$290	$294	$846	$841
____________________

(1)	Amounts primarily represent costs incurred in connection with costs associated with the development activities and reorganization activities, and/or recoveries associated with such items.

(2)
Other items includes other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified such as severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

Liquidity and Capital Resources

Liquidity and Capital Resources
Our cash and cash equivalents totaled $500 million and the total capacity available under our revolving credit facility is $900 million as of September 30, 2018. We generated net income of $83 million during the nine months ended September 30, 2018, which includes $421 million of non-cash items such as depreciation and amortization. Our operating activities yielded operating cash flows of $655 million, an increase of $116 million, or 21.5%, compared with the nine months ended September 30, 2017.
We believe that our cash flows from operations are sufficient to cover planned capital expenditures for ongoing property renovations as well as estimated interest and principal payments due on long-term debt and our financing obligation during the next 12 months. However, if needed, our existing cash and cash equivalents and availability under our revolving credit facility is available to further support operations during the next 12 months and the foreseeable future. In addition, restrictions under our lending arrangements generally prevent the distribution of cash from our subsidiaries to CEC, except for certain restricted payments.

During the nine months ended September 30, 2018, we paid $270 million in interest related to our debt and financing obligations including $218 million of interest associated with our debt and $52 million of interest related to our financing obligation.
On July 16, 2018, we completed our acquisition of Centaur for $1.7 billion, including $1.6 billion at closing and $75 million in deferred consideration. The funding for this acquisition was primarily from the $1.1 billion in cash proceeds received from the sale of the real estate assets of Harrah’s Las Vegas to VICI in December 2017, approximately $500 million in cash proceeds received from the sale of the Octavius Tower to VICI in July 2018, and the use of $200 million of our revolving credit facility. See Note 3 for additional information.
Our ability to fund our operations, pay our debt and financing obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund liquidity needs, pay indebtedness and financing obligations, and secure additional funds through financing activities.
We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.
Debt Activity and Lease-Related Obligations
We are a highly-leveraged company and had $6.5 billion in face value of debt outstanding as of September 30, 2018. Additionally, VICI owns certain real property assets of Harrah’s Las Vegas and leases those assets back to us. We account for our lease with VICI as a failed sale-leaseback financing obligation. As of September 30, 2018, the financing obligation recognized on our Balance Sheet was $1.6 billion, which also includes the failed sale financing obligation for Octavius Tower for which we do not make payments to VICI and will be derecognized once the sale is complete (see Octavius Tower Sale section above). As a result, a significant portion of our liquidity needs are for debt service, including significant interest payments, and the financing obligation for Harrah’s Las Vegas with VICI. As detailed in the table below, our estimated debt service (including principal and interest) is $122 million for the remainder of 2018 and $8.6 billion thereafter to maturity and our estimated financing obligations (excluding the Octavius Tower financing obligation) are $21 million for the remainder of 2018 and $2.9 billion thereafter to maturity.
Financing Activities as of September 30, 2018

	Remaining 2018	Years Ended December 31,
(In millions)		2019	2020	2021	2022	Thereafter	Total
Annual maturities of long-term debt	$12	$147	$47	$47	$48	$6,176	$6,477
Estimated interest payments	110	350	350	350	350	780	2,290
Total debt service payments (1)	122	497	397	397	398	6,956	8,767
Financing obligation - principal	2	11	13	15	17	744	802
Financing obligation - interest	19	77	76	75	74	1,779	2,100
Total financing obligation payments(2)	21	88	89	90	91	2,523	2,902
Total financing activities	$143	$585	$486	$487	$489	$9,479	$11,669
____________________

(1)
Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking London Interbank Offered Rate curve and include the estimated impact of the ten interest rate swap agreements (see Note 6). Actual payments may differ from these estimates.

(2)
Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments (as described below). Actual payments may differ from the estimates.

For our lease with VICI, we assume the renewal is probable and include renewal commitments in the estimated financing obligation in the table above. In addition, the future lease payment amounts included in the table above represent the contractual lease payments adjusted for estimated escalations, as determined by the underlying lease agreement. The estimates are based on the terms and conditions known at the inception of the lease. However, a portion of the actual payments will be determined in the period in which they are due, and therefore, actual lease payments may differ from our estimates.
Capital Spending and Development
We incur capital expenditures in the normal course of business and we perform ongoing refurbishment and maintenance at our existing properties to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
Capital expenditures were $227 million during the nine months ended September 30, 2018 in support of our ongoing property renovations, an increase of $15 million, or 7.1%, compared with the nine months ended September 30, 2017. Our projected capital expenditures for 2018 range from $380 million to $460 million.
Related Party Transactions
For a description of the nature and extent of related party transactions, see Note 11.
Contractual Obligations and Commitments
Material changes to our aggregate indebtedness, if any, are described in Note 8.
Except as described in Note 7, as of September 30, 2018, there have been no material changes outside of the ordinary course of business to our other known contractual obligations, which are set forth in the table included in Item 7 in our 2017 Annual Report.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This Quarterly Report contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “present,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this report. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this report, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in our filings with the Securities and Exchange Commission.
Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•
we may not be able to realize the anticipated benefits of our acquisition of Centaur, including anticipated benefits from introducing table games to the acquired properties, which is subject to approvals and may not occur;

•
completion of CEC’s sale of Harrah’s Philadelphia Casino and Racetrack to VICI is subject to customary closing conditions, including certain regulatory approvals and third party approvals, which may not be satisfied;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•	the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	our ability to effectively compete against our competitors;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	our ability to realize all of the anticipated benefits of current or potential future acquisitions;

•	our dependence on the Las Vegas market and lack of geographical diversification;

•	the dependence on the success of third parties adjacent to our properties to generate revenue for our business;

•	uncertainty in the completion of projects neighboring our properties that are expected to be beneficial to our properties;

•
our ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	our ability to recoup costs of capital investments through higher revenues;

•	the possibility that we may not be able to host the World Series of Poker’s Main Event and the resulting negative impact on our revenues;

•	our ability to attract, retain and motivate employees;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft and cheating;

•
our ability to protect our intellectual property rights and damages caused to our brands or the Planet Hollywood brand due to the unauthorized use of our brand names or, in the case of Planet Hollywood, the license being used by third-parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
acts of war or terrorist incidents (including the impact of the recent mass shooting in Las Vegas on tourism), severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to our properties;

•	our exposure to environmental liability, including as a result of unknown environmental contamination;

•	access to insurance for our assets on reasonable terms;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards; (ii) third-party relations; and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws and other anti-corruption laws and the Bank Secrecy Act and other anti-money laundering laws;

•
our dependence on the management of Caesars Entertainment, CEOC LLC and CES to render services to us and operate our casinos, and provide us with access to intellectual property rights, the Total Rewards customer loyalty program, customer databases and other services, rights and information;

•	differences in our interests and those of our ultimate parent entity, Caesars Entertainment or its other subsidiaries, including CEOC LLC;

•	the failure of Caesars Entertainment to protect the trademarks that are licensed to us;

•	risks related to CEOC LLC’s emergence from bankruptcy; and

•	the other factors set forth under “Risk Factors” in our 2017 Annual Report.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.
Item 3.    Quantitative and Qualitative Disclosures About Market Risk
During the nine months ended September 30, 2018, we entered into six interest rate swap agreements to fix the interest rate on $2.0 billion of variable rate debt. Of our $6.5 billion face value of debt, as of September 30, 2018, we have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt, and $1.8 billion of debt remains subject to variable interest rates for the term of the agreement. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk. We do not purchase or hold any derivative financial instruments for trading purposes. See Note 6 for additional information.
There have been no other material changes to our market risk in 2018. For information on our exposure to market risk, refer to Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk,” contained in our 2017 Annual Report.
Item 4.    Controls and Procedures
Item 4, “Controls and Procedures,” has been omitted from this report pursuant to Section 4.02 of the CRC Indenture.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings
The Company is party to ordinary and routine litigation incidental to our business. See Note 7.

Item 1A.	Risk Factors
For risk factors that could cause actual results to differ materially from those anticipated, please refer to our 2017 Annual Report.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
None.

Item 3.	Defaults Upon Senior Securities
None.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
None.

Item 6.	Exhibits
There have been no new exhibits requiring disclosure during the three months ended September 30, 2018.